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                                                                   Exhibit 99.1

June 26, 2000

                                 ATTACHMENT

Prime Capital Corporation ("Prime") has announced that Prime and Finantra Capital, Inc. ("Finantra") have discontinued negotiations for the purchase of all of the issued and outstanding common shares of Prime. As previously reported, the Letter of Intent executed by the parties on February 8, 2000 and amended on March 31, 2000 expired prior to the satisfaction of certain contingencies. Prime and Finantra had been negotiating continuously and diligently to reach an agreement and satisfy such contingencies but were unsuccessful.

As a result of the prolonged negotiations with Finantra and cash flow problems, the Company has failed to timely file its Form 10-K and 10-Q and does not anticipate making such filings in the near future.

Further, Prime and its advisor Development Specialists, Inc. have expended substantial efforts to work out various arrangements with its creditors and are still considering all alternatives including a liquidation of Prime's assets. The Company has reduced its workforce by approximately 50% to minimize Prime's expenses during this period.

Prime is one of the nation's largest independent publicly-held providers of capital and specialty finance services primarily to the software communications and healthcare industries.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, may contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors.